Exhibit l.4

March 27, 2017

Stradley Ronon Stevens & Young, LLP

191 N. Wacker Dr., Ste. 1601

Chicago, Illinois 60606

RE:	Nuveen Credit Opportunities 2022 Target Term Fund

Ladies and Gentlemen:

As special Massachusetts counsel to Nuveen Credit Opportunities 2022 Target Term Fund, a Massachusetts business trust (the “Fund”), we consent to the incorporation by reference of our opinion filed with the Securities and Exchange Commission with Pre-Effective Amendment No. 3 to the Fund’s Registration Statement on Form N-2 on February 24, 2017.

In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP